Company Press Release

Applied Power Inc. Announces Record
Third Quarter Sales Led by Strong Growth in Electronics
Segment
WAUKESHA, Wis.--(BUSINESS WIRE)--June 6, 2000--In preparation for a research analyst meeting to be hosted by Applied Power Inc. (NYSE: APW - news) on June 8th, the company pre-announced record sales of $497.5 million for its fiscal third quarter ended May 31, 2000, an increase of 13% over the prior year.

Sales for the Electronics segment were $319.6 million, an increase of 23% over the third quarter of last year. The Industrial segment recorded sales of $177.9 million, a slight decrease from the third quarter last year. Excluding the negative effects of currency, Electronics sales grew 26% and Industrial sales grew 2%.

Richard G. Sim, Chairman and Chief Executive Officer of Applied Power commented, "The accelerating growth in our Electronic segment validates the actions that we took in 1998 to construct the leading company in the world providing large, integrated electronic enclosures to high-growth markets such as communication, computing and internet service providers. We started to aggressively market this strategy in 1999 and the growth we are enjoying today is the direct result of that effort. We are particularly gratified that prominent companies such as Ericsson, Lucent, Motorola, Cisco, Marconi, Compaq, Sun, EMC, HP and IBM are all increasing their commitment to APW. This quarter, our new program wins were $358 million, yielding annualized sales, once in full production, of approximately $150 million. In the last nine months, APW has won new programs worth approximately $150 million. In the last nine months, APW has won new programs worth approximately $1.3 billion over their lifetime with an annualized run rate of approximately $440 million. As a result of the strength of these recent program wins, we are increasing our projection of revenue for APW Electronics in fiscal year 2001 to $1.46 billion, which is 20% higher than our increased estimate for this fiscal year of $1.216 billion."

Sim continued, "Although the slowing in the North American economy is affecting our Industrial business, we believe that the economic upturn in Europe and Asia will help offset this effect over the next twelve months."

Applied Power Inc. will release full earnings detail for fiscal third quarter on June 16, 2000.

About Applied Power Inc.
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Applied Power Inc., headquartered in Waukesha, Wisconsin, is a global company comprised of two business segments. Electronics supplies electronic enclosures, power supplies, thermal systems, backplanes, and cabling either as products or integrated as a system supplied along with new product design, supply chain management, assembly and test services. Industrial is composed of standard and customized OEM products sold to a wide array of end users through distribution or directly into a variety of niche markets.

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these projections are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Applied Power's results are also subject to general economic conditions, continued market acceptance of the Company's new product introductions, the successful integration of recent acquisitions, operating margin risk due to competitive pricing, foreign currency fluctuations and interest rate risk.


APPLIED POWER INC.
FINANCIAL DATA PACKAGE (UNAUDITED)
($'s in 000's)

BUSINESS SEGMENT DATA
                                  FISCAL 1999
                     Q1         Q2         Q3         Q4         Year
                     --         --         --         ---        ----
Sales:
  Industrial    $ 172,475  $ 171,900  $ 179,981  $ 171,348   $ 695,704
  Electronic      263,185    250,054    260,524    281,574   1,055,338
----------------------------------------------------------------------
 Total          $ 435,660  $ 421,955  $ 440,505  $ 452,922 $ 1,751,042
======================================================================

  Percent Sales Growth Over Prior Year:
    Industrial         14%        12%         9%          2%         9%
    Electronic        111%        99%        87%         38%        78%
----------------------------------------------------------------------
  Total                58%        51%        45%         22%        42%
======================================================================

                                  FISCAL 2000
                     Q1         Q2          Q3        Q4          YTD
                     --         --          --        ---         ---
Sales:
  Industrial    $ 173,041  $ 184,087  $ 177,900              $ 535,028
  Electronic      289,126    277,090    319,600                885,816
----------------------------------------------------------------------
 Total          $ 462,167  $ 461,177  $ 497,500            $ 1,420,844
======================================================================

  Percent Sales Growth Over Prior Year:
    Industrial          0%         7%        -1%                     2%
    Electronic         10%        11%        23%                    14%
----------------------------------------------------------------------
  Total                 6%         9%        13%                     9%
======================================================================


APW Electronics
Customer Sales Summary

Top 10 Customers

                    Quarter Ended November 30, 1999

                           Applied Materials
                                Compaq
                                  EMC
                            Hewlett-Packard
                                  IBM
                                Lucent
                                Marconi
                                  NCR
                                Nortel
                           Sun Microsystems



          Top 10 Customers Sales           $ 110,262

          % of Total Electronics Sales    38%
                                          ===

          Top Customer
             % of Total Electronics Sales 7%
                                          ==


                    Quarter Ended February 29, 2000

                           Applied Materials
                                Compaq
                                  EMC
                            Hewlett-Packard
                                  IBM
                                Lucent
                                Marconi
                                  NCR
                                Nortel
                           Sun Microsystems



          Top 10 Customers Sales           $ 100,752

          % of Total Electronics Sales    36%
                                          ===

          Top Customer
             % of Total Electronics Sales  6%
                                           ==


                      Quarter Ended May 31, 2000

                           Applied Materials
                                Compaq
                                  EMC
                            Hewlett-Packard
                                  IBM
                                Lucent
                                Marconi
                                  NCR
                                Nortel
                           Sun Microsystems

          Top 10 Customers Sales           $ 124,600

          % of Total Electronics Sales    39%
                                          ===

          Top Customer
             % of Total Electronics Sales  7%
                                           ==